Exhibit 10.60

SETTLEMENT AND LICENSE AGREEMENT BETWEEN THE REGISTRANT, ARTHROCARE

CORPORATION CAYMAN ISLANDS AND MARCTEC, LLC EFFECTIVE JANUARY 3, 2007

This Settlement and License Agreement (“Agreement”) is entered into as of January 3, 2007 (“Execution Date”), by and between ArthroCare Corporation, a Delaware corporation (“ArthroCare US”) and ArthroCare Corporation Cayman Islands, a corporation organized under the laws of the Cayman Islands (“ArthroCare Caymans”) (ArthroCare US and ArthroCare Caymans collectively referred to as “ArthroCare”), on the one hand, and MarcTec LLC, an Illinois limited liability company (formerly known as Bonutti IP LLC, an Illinois limited liability company) (“MarcTec” or “Licensor”) and, solely for purposes of Sections 5.2, 8.3, 11 (but only with respect to disputes regarding, based upon, arising from or relating to Dr. Bonutti’s rights, obligations and/or duties under Sections 5.2, 8.3, 11 and 12 of this Agreement (including, without limitation, any alleged breach by Dr. Bonutti of Sections 5.2, 8.3, 11 and 12 of this Agreement)) and 12 hereof, Dr. Peter M. Bonutti, an individual U.S. citizen (“Dr. Bonutti”), on the other hand, and shall be effective as of the Effective Date (as defined below).

Recitals

WHEREAS, ArthroCare US and Licensor have been involved in the lawsuit titled MarcTec, LLC v. ArthroCare Corporation, Civil Action No. 05-4216-JLF in the United States District Court for the Southern District of Illinois regarding the alleged infringement of certain patents of Licensor by certain products of ArthroCare;

WHEREAS, ArthroCare US and Licensor are aware of the risks and expenses of further litigation and, without any admission of liability with respect to the claims and counterclaims raised in such lawsuit, wish to make a full and final compromise, settlement and release of the claims and demands asserted, or that could have been asserted, by ArthroCare US and Licensor in such lawsuit and avoid similar disputes between them in the future, all of the foregoing on the terms and conditions set forth in this Agreement;

WHEREAS, Licensor has agreed to grant ArthroCare and its Affiliates a license under certain of Licensor’s patents to make, have made, use, import, export, market, sell, have sold, offer for sale, distribute and otherwise exploit certain ArthroCare Products on the terms and conditions set forth in this Agreement; and

WHEREAS, Licensor has agreed not to assert certain of Licensor’s patents against ArthroCare or its Affiliates in connection with the manufacture, use, importation, exportation, marketing, sale, offering for sale, distribution or other exploitation of Suture Anchor Products.

NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following defined terms shall have the meanings set out in this Article 1.

1.1 “Accused Products” means all ArthroCare Products that have been accused of infringing the Asserted Patents in the Subject Litigation, namely, the ArthroCare Products set forth on Exhibit A attached hereto.

1.2 “Affiliate” means any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with a party. For the purpose of this Agreement, “control” means (a) the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting securities or any other equity interest of the subject entity entitled to vote in the election of directors (or in the election of persons performing functions similar to those performed by directors or otherwise the corresponding managing authority), or (b) at least a fifty percent (50%) interest in the net assets or profits of a partnership or other business organization without such voting securities or equity interest, or (c) the direct or indirect possession of the power to direct the management, policies and general business activities of the subject entity; in each case (a), (b) or (c), only for so long as such control exists and provided that, if local law restricts the maximum ownership interest of foreign interests to less than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may be owned by foreign interests under such local law.

1.3 “ArthroCare Product” means (a) any product that is made by or on behalf of ArthroCare or any of its Affiliates, (b) any product distributed, sold or otherwise exploited by or on behalf of ArthroCare and/or (c) any service provided by or on behalf of ArthroCare.

1.4 “Asserted Patents” means all patents that are the subject matter of the Subject Litigation, namely, the U.S. patents set forth on Exhibit B attached hereto.

1.5 “Covenant Not to Assert Products” means Suture Anchor Products solely to the extent that (a) the manufacture, use, importation, exportation, sale, offering for sale or other exploitation of which in a particular country infringes, contributes to the infringement of, or induces the infringement of any Valid Claim of any patent within the Non-Asserted Patents issued in such country or (b) the practice in a particular country of any process or method in connection with the use or other exploitation of such Suture Anchor Products infringes, contributes to the infringement of, or induces the infringement of any Valid Claim of any patent within the Non-Asserted Patents; provided, however, that Covenant Not to Assert Products does not include and specifically excludes Excluded Products.

1.6 “Effective Date” means the Execution Date (as defined above in the first paragraph of this Agreement).

1.7 “Excluded Products” means [*].

1.8 “Licensed Patents” means (a) all Asserted Patents, (b) all foreign patents and patent applications that claim or are entitled to claim, in whole or in part, the benefit of the priority filing date(s) of any of the patent applications that resulted in any of the Asserted Patents, and (c) all continuations, continuations-in-part (to the extent any claim of any such continuations-in-part is entitled to the benefit of the priority filing date(s) of any of the foregoing in subclauses (a) or (b)), divisionals, reissues, reexaminations, provisionals, substitutes, extensions and renewals of any of the foregoing in subclauses (a) or (b) above, and all patents issuing from any of the foregoing in this subclause (c). Licensed Patents includes, without limitation, the patents and patent applications listed in Exhibit B attached hereto.

1.9 “Licensor Patent Portfolio” means, collectively, Licensed Patents and Non-Asserted Patents.

1.10 “Net Sales” means revenues actually received (on an accrual basis using generally accepted accounting principles consistently applied, provided that if ArthroCare or any of its Affiliates reverses any accrual due to never actually receiving payment, ArthroCare has the right to offset any such adjustment from future Royalties due under this Agreement) from Royalty-Bearing Products and Covenant Not to Assert Products sold by ArthroCare or any of its Affiliates to unaffiliated third parties (excluding sales or distribution made in connection with clinical trials to the extent no Net Sales are made on such sales or distribution), less the total of, with respect to the Royalty-Bearing Products and the Covenant Not to Assert Products: (a) ordinary and customary trade, quantity or cash discounts actually allowed; (b) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns) actually given; (c) freight, postage, insurance, transportation and duties; and (d) sales, use, tariff and other excise taxes, other consumption taxes, customs, duties and compulsory payments to governmental authorities actually paid, and government mandated discounts. In addition, if a Royalty-Bearing Product or a Covenant Not to Assert Product is sold in combination with or as a component of products that are not Royalty-Bearing Products or Covenant Not to Assert Products (“Combination Product”), then, for purposes of calculating Net Sales, the following shall be deducted from the invoice price of such Combination Product: the amount resulting from the invoice price for such Combination Product multiplied by the fraction A/(A+B), where “A” is the gross selling price (“Gross Selling Price”) for the other product or component contained or used in such Combination Product when sold separately, and “B” is the Gross Selling Price for such Royalty-Bearing Product or such Covenant Not to Assert Product contained or used in such Combination Product when sold separately. In the event no such separate sales of

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

products or components contained or used in such Combination Product are made by ArthroCare or any of its Affiliates, Net Sales for royalty determination of such Combination Product shall be as reasonably allocated by agreement of the parties between such Royalty-Bearing Product or such Covenant Not to Assert Product and such other product or component, based upon their relative commercial importance. Notwithstanding anything to the contrary contained in the immediately preceding two sentences, in the case of a Combination Product, in no event shall the Net Sales attributed to the Royalty-Bearing Product or the Covenant Not to Assert Product be less than ninety percent (90%) of the average net selling price of such Royalty-Bearing Product or such Covenant Not to Assert Product as set forth in ArthroCare’s then current product catalogue.

1.11 “New Products” means the Suture Anchor Products (as defined below) manufactured, used, sold, offered for sale, imported, exported or otherwise exploited by or for ArthroCare or any of its Affiliates after the Execution Date and that are not otherwise Accused Products or Non-Accused Products; provided, however, that New Products does not include and specifically excludes Excluded Products.

1.12 “Non-Accused Products” means the Suture Anchor Products manufactured, used, sold, offered for sale, imported, exported or otherwise exploited by or for ArthroCare or any of its Affiliates as of the Execution Date and that (a) are not Accused Products and (b) ArthroCare has, in its sole discretion, elected to list in Exhibit C attached hereto; provided, however, that Non-Accused Products does not include and specifically excludes Excluded Products.

1.13 “Non-Asserted Patents” means the following, excluding Licensed Patents: (a) all United States and foreign patents and all United States and foreign patent applications that are owned or controlled by Licensor or any of its Affiliates as of the Execution Date, or as to which Licensor or any of its Affiliates has the right to grant licenses, sublicenses or covenants not to sue or otherwise has the right to enforce as of the Execution Date, (b) all United States and foreign patents and patent applications issued or filed as of the Execution Date wherein Dr. Bonutti is named as an inventor, and (c) all continuations, continuations-in-part (to the extent any claim of any such continuations-in-part is entitled to the benefit of the priority filing date(s) of any of the foregoing in subclauses (a) or (b)), divisionals, reissues, reexaminations, provisionals, substitutes, extensions and renewals of any of the foregoing in subclauses (a) or (b) above, and all patents issuing from any of the foregoing in this subclause (c).

1.14 “Orthopedic Field” means the branch of medicine that deals with the diagnosis, analysis, treatment, prevention, correction, rehabilitation or study of injuries or disorders of the skeletal system and associated muscles, joints and ligaments.

1.15 “Royalty-Bearing Products” means (a) the Accused Products, (b) the Non-Accused Products and (c) any New Product or Other Product (as defined in Section 2.2 below) that ArthroCare elects pursuant to Section 2.2 below to be a Royalty-Bearing Product; each of the foregoing in (a), (b) and (c) solely to the extent the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of which in a particular country would, in the absence of the licenses, covenants, releases and immunities granted by Licensor under this Agreement, infringe, contribute to the infringement of, or induce the infringement of any Valid Claim of any patent within the Licensed Patents issued in such country.

1.16 “Subject Litigation” means MarcTec, LLC v. ArthroCare Corporation, Civil Action No. 05-4216-JLF in the United States District Court for the Southern District of Illinois.

1.17 “Suture Anchor Products” means any of the following that are manufactured, used, sold, offered for sale, imported, exported or otherwise exploited by or for ArthroCare or any of its Affiliates: any products, assemblies, techniques, methods or systems used for fixing, joining, anchoring or otherwise attaching any tissue, tendons or ligaments to bone, and any associated products, assemblies, techniques, methods or systems used in connection with any of the foregoing; provided, however, that Suture Anchor Products does not include and specifically excludes Excluded Products.

1.18 “Valid Claim” means any claim in an issued patent (a) that has not expired or been held unenforceable, unpatentable or invalid by a court of competent jurisdiction in a final judgment that is not appealable or not appealed within the time allowed for appeal, (b) that has not been admitted to be invalid or unenforceable by Licensor through reissue proceedings or disclaimer, and (c) that has not been determined to be unpatentable or invalid in a final decision of the United States Patent and Trademark Office or other applicable patent office in a reexamination or reissue proceeding (or similar proceeding of a foreign patent office), which final decision is not appealable or not appealed within the time allowed for appeal.

ARTICLE 2

LICENSE GRANT; COVENANTS NOT TO ASSERT

2.1 Grant. Subject to the terms of this Agreement (including, without limitation, Article 3), MarcTec (on behalf of itself and each of its Affiliates) hereby grants to ArthroCare and its Affiliates, under MarcTec’s and each of its Affiliates’ respective rights in the Licensed Patents, a non-exclusive, non-transferable (except as set forth in Section 13.2 below), worldwide, irrevocable, perpetual (subject to Sections 10.2 below) license to make, have made, use, import, export, market, sell, have sold, offer for sale, distribute and otherwise exploit Royalty-Bearing Products within the Orthopedic Field. Without limiting the foregoing, the license granted under this Section 2.1 expressly includes the right for ArthroCare, its Affiliates and ArthroCare’s and its Affiliates’ respective direct and indirect customers (including, without limitation, end users) and distributors to use, import, export, market, sell, have sold, offer for sale, distribute, and otherwise exploit in the Orthopedic Field any Royalty-Bearing Products, including, without limitation, the license and right to practice any process or method claimed in any patent or patent application within Licensed Patents in connection with the use or other exploitation of any Royalty-Bearing Products. In no event does the license granted above in this Section 2.1 or any other provision of this Article 2 extend to or constitute any license to make, use, sell, import, export or otherwise exploit any Excluded Product.

2.2 Election of Additional Royalty-Bearing Products; Non-Assertion. During the term of this Agreement, ArthroCare shall notify Licensor in writing if ArthroCare desires to include as a Royalty-Bearing Product under this Agreement (a) any New Product or (b) any other Suture Anchor Product that is not then already a Royalty-Bearing Product under this Agreement (“Other Product”). If ArthroCare so elects to include any New Product or Other Product as a Royalty-Bearing Product, then (i) such New Product or Other Product shall automatically, without any action required of the parties, be deemed a Royalty-Bearing Product under this Agreement (including, without limitation, for purposes of the license granted in Section 2.1 above) and (ii) Licensor for itself and its Affiliates and Licensor’s and its Affiliates’ respective successors, assigns, officers, directors, employees and agents, or any of them, hereby covenants and agrees that, during the term of this Agreement, it shall not claim or voluntarily aid or abet others to claim in any proceeding or action in any court or with any tribunal, the PTO (or any foreign counterpart) or any other governmental agency or authority, or claim in any arbitration or other dispute resolution procedure, that such New Product or Other Product directly or indirectly infringes any patent within Licensor Patent Portfolio (the “Non-Assertion Covenant”). If ArthroCare does not so elect under this Section 2.2 to include any New Product or Other Product as a Royalty-Bearing Product, ArthroCare and Licensor agree to confer with each other in good faith regarding such New Product or Other Product before either party initiates any arbitration under Article 11 below with respect to such New Product or Other Product. If, after so conferring with each other in good faith for a period of at least thirty (30) days after ArthroCare has notified Licensor that it does not elect to include such New Product or Other Product as a Royalty-Bearing Product, the parties disagree as to whether such New Product or Other Product should be a Royalty-Bearing Product, either party may initiate the arbitration procedure set forth in Article 11 below with respect to such New Product or Other Product.

2.3 Duration of Royalty-Bearing Products. During the term of this Agreement, (a) the Accused Products as they exist as of the Effective Date and modified versions of such Accused Products made by ArthroCare after the Effective Date that are not Materially Different (as defined below) from the unmodified Accused Products, shall remain Royalty-Bearing Products and shall not be removed from being classified or deemed Royalty-Bearing Products under this Agreement, and (b) all other Royalty-Bearing Products (“Removable Royalty Bearing Products”) shall continue to be Royalty-Bearing Products in accordance with this Agreement unless ArthroCare informs Licensor in writing that it is removing any Removable Royalty-Bearing Product from being classified and deemed a Royalty-Bearing Product under this Agreement. If ArthroCare so informs Licensor with respect to any Removable Royalty-Bearing Product, ArthroCare and Licensor agree to confer with each other in good faith regarding the specific Removable Royalty-Bearing Product that ArthroCare identifies in writing is no longer a Royalty-Bearing Product before either party initiates any arbitration under Article 11 below with respect to such Removable Royalty-Bearing Product. If, after so conferring with each other in good faith for a period of at least thirty (30) days after ArthroCare has notified Licensor that it is removing a Removable Royalty-Bearing Product from being classified and deemed a Royalty-Bearing Product under this Agreement, the parties disagree as to whether such Removable Royalty-Bearing Product should continue to be a Royalty-Bearing Product, either party may then initiate the arbitration procedure set forth in Article 11 below with respect to such Removable Royalty-Bearing Product. For purposes of this Section 2.3, “Materially Different” means any change to an Accused Product that is material or substantial. The following examples are only intended to assist the parties and any arbitrator(s) in assessing whether a modified Accused Product is Materially Different from the unmodified Accused Product. By way of example only, and without limitation, [*].

2.4 Non-Assertion by ArthroCare. ArthroCare for itself and its Affiliates and ArthroCare’s and its Affiliates’ respective successors, assigns, officers, directors, employees and agents, or any of them, hereby covenants and agrees that, during the term of this Agreement, it shall not first initiate or voluntarily aid or abet others to first initiate any legal proceeding or action in any court, tribunal, commission, judicial body or arbitration (including, without limitation, arbitration brought under Article 11 hereof) or with the United States Patent and Trademark Office or any foreign counterpart for the purpose of limiting the scope or challenging the enforceability or validity of any of the Asserted Patents or any of the Non-Asserted Patents; provided that nothing in this Section 2.4 or Sections 5.1 or 5.2(b) shall prevent ArthroCare from (a) attempting to limit the scope of or challenging the enforceability or validity of any of the Asserted Patents in response to any infringement claim or other claim initiated by or for Licensor or by or for any third party having the right to enforce any of the Asserted Patents in any court, tribunal, commission, judicial body or arbitration (including, without limitation, arbitration brought under Article 11 hereof) or with the United States Patent and Trademark Office or any foreign counterpart, or (b) first initiating any legal proceeding or action in any court, tribunal, commission, judicial body or arbitration (including, without limitation, arbitration brought under Article 11 hereof) or with the United States Patent and Trademark Office or any foreign counterpart for the purpose of limiting the scope of or asserting the unenforceability, invalidity or noninfringement of any Non-Asserted Patent(s) if ArthroCare or any of its Affiliates has a reasonable apprehension that MarcTec, any of its Affiliates, Dr. Bonutti, or any third party that has the right to enforce any such Non-Asserted Patent(s) will assert any claim in any court, tribunal, commission, judicial body or arbitration (including, without limitation, arbitration brought under Article 11 hereof) or with the United States Patent and Trademark Office or any foreign counterpart alleging that any ArthroCare Product that is not a Suture Anchor Product infringes any such Non-Asserted Patent(s).

2.5	Further Covenant Not to Assert.

(a) MarcTec, for itself and its Affiliates, and MarcTec’s and its Affiliates’ respective successors, assigns, officers, directors, employees and agents, or any of them, hereby covenants and agrees that it/he shall not assert any claim (or aid or abet any third party to assert any claim) against ArthroCare or any of its Affiliates or any of ArthroCare’s or its Affiliates’ respective successors, assigns, officers, directors, employees, agents, direct or indirect customers (including, without limitation, any end users), manufacturers, distributors, licensees, resellers, joint venture partners or contractors in any proceeding or action in or with any court, tribunal or any other governmental agency or authority, or in any arbitration or other dispute resolution procedure, that (i) the manufacture, use, importation, exportation, marketing, sale, offering for sale, distribution or other exploitation of any Covenant Not to Assert Product directly or indirectly infringes any Non-Asserted Patent or (ii) the practice of any process or method claimed in any patent or patent application within Non-Asserted Patents in connection with the use or other exploitation of any Covenant Not to Assert Product directly or indirectly infringes any Non-Asserted Patent (collectively, “Further Covenant Not to Assert”). The Further Covenant Not to Assert is irrevocable, except that if ArthroCare terminates this Agreement without cause under Section 10.2 below or Licensor terminates this Agreement under Section 10.4, the Further Covenant Not to Assert shall terminate upon such termination of this Agreement by ArthroCare, provided that, upon such termination, this Section 2.5 shall continue in full force and effect with respect to any claims covered by the Further Covenant Not to Assert prior to such termination of this Agreement.

(b) In the event MarcTec intends to (i) assign, sell, transfer or convey (expressly or by operation of law or otherwise) to a third party its rights, title, and interest in and to any Non-Asserted Patents related to any Covenant Not to Assert Product, or (ii) grant or convey to any third party any right to enforce or assert, or otherwise authorizes or permits any third party to enforce or assert, any Non-Asserted Patents related to any Covenant Not to Assert Product (including, without limitation, by assignment or license of any such Non-Asserted Patents), then, as a condition precedent to any such assignment, sale, transfer, conveyance, grant, authorization or permission, MarcTec agrees to cause any such third party receiving any such assignment, sale, transfer, conveyance, grant, authorization or permission, to (A) grant a covenant not to sue in writing of the same scope and having all of the same terms as the Further Covenant Not to Assert and (B) agree in writing to be contractually bound by and to

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

all terms and conditions of this Agreement. In the event MarcTec is unable to cause any such third party receiving any such assignment, sale, transfer, conveyance, grant, authorization or permission to comply in full with the foregoing subclauses (A) and (B) prior to any such assignment, sale, transfer, conveyance, grant, authorization or permission then, effective immediately prior to any such assignment, sale, transfer, conveyance, grant, authorization or permission, the Further Covenant Not to Assert will be converted (automatically and without any action required by any of the parties) into a license pursuant to which MarcTec hereby grants a license to ArthroCare, its Affiliates and the other entities and individuals benefited by the Further Covenant Not to Assert having a scope equal to the Further Covenant Not to Assert set forth in Section 2.5(a) above.

ARTICLE 3

PAYMENTS

3.1 Settlement Payment. In full consideration for the releases granted to ArthroCare and its Affiliates under this Agreement, ArthroCare agrees to pay to Licensor two million seven hundred fifty thousand dollars ($2,750,000.00) as a settlement payment (“Settlement Payment”) by wire transfer on or before January 13, 2007. Licensor’s wire transfer information is set forth in Section 3.6 below. The Settlement Payment is hereby agreed to be and is fully earned, irrevocable and non-refundable.

3.2 Royalties.

(a) In addition to the Settlement Payment set forth in Section 3.1 above and in consideration of the license and other rights granted to ArthroCare and its Affiliates under this Agreement, ArthroCare agrees to pay to Licensor a royalty in the amount of [*] ([*]%) of the Net Sales of all Royalty-Bearing Products and Covenant Not to Assert Products sold on or after January 1, 2007 and prior to the termination or expiration of this Agreement (“Royalties”). All Royalties, once accrued by virtue of a sale by ArthroCare or its Affiliates (excluding sales or distributions made in connection with any clinical trials for which no Net Sales are made) of any Royalty-Bearing Product or any Covenant Not to Assert Product, are fully earned, irrevocable and non-refundable (except to the extent of any offset based upon ArthroCare or any of its Affiliates reversing any accrual of revenues received due to never actually receiving payment as more specifically described in the definition of Net Sales in Section 1.10 above).

(b) Payments of Royalties by ArthroCare under this Agreement for Royalty-Bearing Products and Covenant Not to Assert Products shall be made on a calendar quarterly basis not later than forty-five (45) days after the end of each calendar quarter.

3.3 Single Royalty. Notwithstanding anything else in this Agreement, no more than one Royalty shall be due or payable with respect to any single unit of Royalty-Bearing Product or any single unit of Covenant Not to Assert Product, irrespective of the number of Valid Claims of patents or the number of patents within the Licensor Patent Portfolio that cover such Royalty-Bearing Product or such Covenant Not to Assert Product.

3.4 Reports. All payments of Royalties by ArthroCare under this Agreement shall be accompanied by a written report as further specified in Section 4.2 below.

3.5 Payment in U.S. Dollars. The Settlement Payment and all Royalties shall be paid by ArthroCare in U.S. dollars in the United States. In the event ArthroCare or its Affiliates receive payment for Royalty-Bearing Products or Covenant Not to Assert Products in a currency other than U.S. dollars, the payment payable by ArthroCare to Licensor hereunder shall be computed using the same rate of exchange used by ArthroCare to calculate the U.S. revenue that ArthroCare reports, or would report, to the U.S. Securities and Exchange Commission for such payments.

3.6 Place for Payment. All payments by ArthroCare to Licensor under this Agreement shall be made payable to MarcTec LLC and, at the election of ArthroCare, shall be (a) paid by wire transfer to the account specified below or (b) paid by check sent to the address designated for MarcTec in Section 13.1 below. Licensor’s wire transfer information is as follows: [*].

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 4

RECORD KEEPING, REPORTS AND AUDITS

4.1 During the term of this Agreement, ArthroCare shall keep (and shall cause its Affiliates to keep) accurate books and records of all Royalty-Bearing Products and all Covenant Not to Assert Products sold by ArthroCare and its Affiliates, all Net Sales of Royalty-Bearing Products and Covenant Not to Assert Products by ArthroCare and its Affiliates and all payments due Licensor under this Agreement; provided that ArthroCare shall not be required to maintain any such books and records for a period longer than five (5) years.

4.2 For each calendar quarter in which Royalties are due to Licensor under this Agreement, ArthroCare shall deliver to Licensor a written report of ArthroCare’s and its Affiliates’ Net Sales during such calendar quarter on or before the forty-fifth (45th) day following the end of such calendar quarter. Such report shall include the number of units of Royalty-Bearing Products and Covenant Not to Assert Products sold to third parties by ArthroCare and its Affiliates during the applicable quarter on a product-by-product and country-by-country basis and shall be accompanied by the total Royalties due to Licensor under this Agreement for such reported calendar quarter.

4.3 During the term of this Agreement and for a period of three (3) years thereafter, Licensor shall have the right to inspect the books and records of ArthroCare (and ArthroCare shall cause its relevant Affiliates to allow Licensor to inspect the books and records of such Affiliates) using an independent certified public accountant designated by Licensor and approved by ArthroCare in writing (which approval shall not be unreasonably withheld or delayed), upon at least forty-five (45) days prior written notice to ArthroCare (or its relevant Affiliates) and during reasonable business hours, for the purpose of verifying any reports provided under this Agreement and any amounts of overpayments or underpayments of Royalties under this Agreement. Such inspection right may not be exercised more than one (1) time during any calendar year and may only be exercised one (1) time with respect to any period subject to an audit hereunder. Such independent certified public accountant must sign a confidentiality agreement reasonably acceptable to ArthroCare prior to inspecting such books and records, and any information reported to Licensor by such independent certified public accountant shall be limited to the accuracy of the payments and reports made and due hereunder. ArthroCare shall promptly pay Licensor any delinquent Royalties (whether under section 4.2 or 4.3) with interest thereon at the prime rate reported by the Bank of America, San Francisco, California (or, in the event such bank is no longer in existence, its successor by merger or otherwise), plus one percent (1%) per annum (or, if lower, the maximum interest rate allowed by law), computed from the date such Royalties were due until the date ArthroCare actually pays Licensor such Royalties. The fees and expenses of such inspection/audit shall be borne by Licensor, except that if an underpayment in Royalties of more than five percent (5%) of the total Royalties due to Licensor hereunder for any calendar quarter is discovered, then the fees and expenses for the applicable audit shall be borne by ArthroCare.

ARTICLE 5

DISMISSAL OF SUBJECT LITIGATION; RELEASE

5.1 Subject Litigation. With respect to the Subject Litigation, (a) for good and valuable consideration (including, without limitation, the Settlement Payment and ArthroCare’s covenant set forth in subclause (b) below in this Section 5.1, the sufficiency of which is hereby acknowledged), Licensor agrees to promptly dismiss with prejudice all of Licensor’s infringement claims and (b) for good and valuable consideration (including, without limitation, Licensor’s covenant set forth in subclause (a) above in this Section 5.1, the sufficiency of which is hereby acknowledged), ArthroCare agrees to promptly dismiss with prejudice all of ArthroCare’s counterclaims for declaratory judgment and all other claims and counterclaims which have been asserted by ArthroCare in the Subject Litigation. To effectuate this provision, Licensor and ArthroCare or their respective counsel will sign a Stipulation of Dismissal with Prejudice in the form attached hereto as Exhibit D (“Stipulation”) within two (2) court days after the Execution Date. Licensor and ArthroCare shall, immediately upon execution of such Stipulation, provide ArthroCare (or ArthroCare’s outside legal counsel) with such executed Stipulation, and ArthroCare agrees (or shall instruct its outside legal counsel) to hold such executed Stipulation until the Settlement Payment set forth in Section 3.1 has been received by Licensor. After the Settlement Payment has been received by Licensor, ArthroCare (or ArthroCare’s outside legal counsel, as the case may be) shall promptly (and, in no event, later than three (3) court days after Licensor’s receipt of the Settlement Payment) file such executed Stipulation in the United States District Court for the Southern District of Illinois for entry. Notwithstanding any of the foregoing in this Section 5.1, in the event either party brings or makes any claim against the other party or any of its Affiliates relating in any way to or arising from any of the Subject Litigation, Asserted Patents, Accused Products or the negotiations of the settlement of the Subject Litigation or this Agreement in contravention of this Agreement (whether such claim is brought or made pursuant to the dispute resolution procedure set forth in Article 11 below or in any court or before any arbitration body, tribunal, the United States Patent and Trademark Office or any foreign counterpart or any other governmental agency or authority), the other party may assert any and all defenses in any response to any such claim.

5.2	Release.

(a) Each of MarcTec and Dr. Bonutti, on its/his own behalf and on behalf of its/his respective Affiliates, heirs, executors, administrators, successors, agents and assigns (“Licensor Releasors”), hereby fully and without limitation absolutely and unconditionally releases and forever discharges ArthroCare, its Affiliates and ArthroCare’s and its Affiliates’ respective members, officers, directors, employees, agents, and direct and indirect customers (including, without limitation, end users) and distributors (“ArthroCare Releasees”) from any and all claims, demands or liabilities, whether liquidated or unliquidated, absolute or contingent, known or unknown which any Licensor Releasor may have, or now claim to have against any ArthroCare Releasee, or in the future may have or claim to have against any ArthroCare Releasee, that (i) arose or arise out of, were based or are based upon, in whole or in part, or were or are related in any way to the Subject Litigation or any of the facts, events, circumstances, actions and transactions that are or could have been alleged in the Subject Litigation, or any matter referred to in the pleadings or any other papers filed or served in the Subject Litigation or (ii) relate to direct or indirect infringement arising from making, having made, using, selling, having sold, offering for sale, exporting, importing, distributing or otherwise exploiting any products or services of ArthroCare or any of its Affiliates and arose prior to the Effective Date. Notwithstanding the foregoing release by the Licensor Releasors, in the event ArthroCare or any of the other ArthroCare Releasees brings or makes any claim against MarcTec, Dr. Bonutti or any of the other Licensor Releasors relating in any way to or arising from any of the Subject Litigation, Asserted Patents, Accused Products or the negotiations of the settlement of the Subject Litigation or this Agreement in contravention of this Agreement (whether such claim is brought or made pursuant to the dispute resolution procedure set forth in Article 11 below or in any court or before any arbitration body, tribunal, the United States Patent and Trademark Office or any foreign counterpart or any other governmental agency or authority), MarcTec, Dr. Bonutti and such other Licensor Releasors may assert any and all defenses in any response to any such claim. For the sake of clarity, the foregoing release by the Licensor Releasors, does not apply to direct or indirect infringement arising from making, having made, using, selling, having sold, offering for sale, exporting, importing, distributing or otherwise exploiting any products or services of ArthroCare or any of its Affiliates that occurs after the Effective Date.

(b) Each of ArthroCare US and ArthroCare Caymans, on its own behalf and on behalf of its respective Affiliates, heirs, executors, administrators, successors, agents and assigns (“ArthroCare Releasors”), hereby fully and without limitation absolutely and unconditionally releases and forever discharges MarcTec, its Affiliates and its and its Affiliates’ respective members, officers, directors, employees, agents, and direct and indirect customers (including, without limitation, end users) and distributors (“MarcTec Releasees”) from any and all claims, demands or liabilities, whether liquidated or unliquidated, absolute or contingent, known or unknown which any ArthroCare Releasor may have, or now claim to have against any MarcTec Releasee, or in the future may have or claim to have against any MarcTec Releasee, that arose or arise out of, were based or are based upon, in whole or in part, or were or are related in any way to the Subject Litigation or any of the facts, events, circumstances, actions and transactions that are or could have been alleged in the Subject Litigation, or any matter referred to in the pleadings or any other papers filed or served in the Subject Litigation. Notwithstanding the foregoing release by the ArthroCare Releasors, in the event MarcTec or any of the other MarcTec Releasees brings or makes any claim against ArthroCare or any of the other ArthroCare Releasors relating in any way to or arising from any of the Subject Litigation, Asserted Patents, Accused Products or the negotiations of the settlement of the Subject Litigation or this Agreement in contravention of this Agreement (whether such claim is brought or made pursuant to the dispute resolution procedure set forth in Article 11 below or in any court or before any arbitration body, tribunal, the United States Patent and Trademark Office or any foreign counterpart or any other governmental agency or authority), ArthroCare and such other ArthroCare Releasors may assert any and all defenses in any response to any such claim.

(c) Each of MarcTec and Dr. Bonutti and ArthroCare expressly waives all rights that it/he may have under California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

With full awareness and understanding of the above provision, each of MarcTec and Dr. Bonutti and ArthroCare hereby waives any rights it/he may have under California Civil Code Section 1542, as well as under any other statutes or common law principles of similar effect. The parties acknowledge and agree the waiver of such rights is an essential term of this Agreement, without which this Agreement would not have been made or executed by the parties.

ARTICLE 6

[INTENTIONALLY OMITTED]

ARTICLE 7

PROSECUTION AND ENFORCEMENT

7.1 Prosecution. Licensor shall be responsible for and control the prosecution, at its sole discretion, of all patent applications and the maintenance of all patents within the Licensor Patent Portfolio, using patent counsel of its choice and at its sole cost and expense.

7.2 Enforcement by Licensor. If either party believes that any of the patents within the Licensor Patent Portfolio is being infringed by a third party in the Orthopedic Field (“Infringed Patent”), such party shall provide written notice to the other party together with all information in such party’s possession regarding such alleged infringement. Licensor shall have the sole and exclusive right, but not the obligation, to take appropriate action in its sole discretion to abate such infringement and shall be entitled to retain any and all recoveries from such litigation, if any, whether by judgment, award, decree or settlement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Each party represents and warrants to the other parties that:

(a) it has all necessary corporate and other authorizations, consents and approvals that are necessary or required for such party to enter into this Agreement, which have been duly obtained;

(b) neither this Agreement nor its entering into this Agreement (i) violates any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, (ii) conflicts with or results in any breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement to which it is a party or (iii) results in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets.

8.2 In addition to the representations and warranties in Section 8.1, MarcTec represents and warrants to ArthroCare that:

(a) it has the right to grant the covenants, immunities, releases, licenses and all other rights granted by it under this Agreement;

(b) it is the sole and exclusive owner of, or has the right to license or sublicense to ArthroCare and its Affiliates, and to grant the covenants not to assert under this Agreement with respect to, all of the Non Asserted Patents (as they relate to Suture Anchor Products) and all of the Asserted Patents;

(c) it has provided ArthroCare with all documentation evidencing that Licensor has the right to fully enforce and to grant to ArthroCare the covenants, immunities, releases, licenses and other rights granted under this Agreement with respect to U.S. Patent No. 5,948,001 (the “001 Patent License”), owned by United States Surgical Corporation, and will use its reasonable commercial efforts to fulfill its commitments and obligations under the 001 Patent License; and

(d) it has no outstanding, and will not enter into or grant any, licenses, encumbrances or agreements, including, without limitation, any agreements with academic institutions, universities or other third parties, whether written, oral or implied, that would be inconsistent with the releases, licenses and other rights granted by it under this Agreement.

8.3 Dr. Bonutti represents, warrants and covenants to ArthroCare that: (a) he has validly assigned and transferred to MarcTec in writing all of his rights, title and interest in, to and under all of the Licensed Patents and Non-Asserted Patents related to any Covenant Not to Assert Product; and (b) with respect to any Licensed Patents or Non-Asserted Patents related to any Covenant Not to Assert Product that are not in existence as of the Effective Date, he will validly assign and transfer to MarcTec in writing all of his rights, title and interest in, to and under such Licensed Patents and Non-Asserted Patents related to any Covenant Not to Assert Product promptly upon such Licensed Patents and Non-Asserted Patents related to any Covenant Not to Assert Product coming into existence; and (c) he has the right to grant the covenants, immunities, releases and all other rights granted by him under Sections 5.2, this 8.3 and 12 of this Agreement.

8.4 In addition to the representations and warranties in Section 8.1, each of ArthroCare US and ArthroCare Caymans represents and warrants to Licensor that:

(a) it has the right to grant the covenants, immunities, releases and all other rights granted by it under this Agreement; and

(b) to ArthroCare’s knowledge, as of the Execution Date, [*]. As used in this Section 8.4(b), the “knowledge” of ArthroCare means the actual knowledge, as of the Execution Date, of John Raffle, Richard Rew II, ArthroCare’s Director of Intellectual Property and ArthroCare’s Chief Executive Officer (“Knowledge Persons”). ArthroCare further represents and warrants that none of the Knowledge Persons has any actual knowledge, as of the Execution Date, of any intent of ArthroCare to bring any action against MarcTec or Dr. Bonutti or any of its or his Affiliates regarding any of the Licensor Patent Portfolio.

8.5 EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 8 OR ELSEWHERE IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE LICENSOR PATENT PORTFOLIO OR ANY ARTHROCARE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9

LIMITATION OF LIABILITY

9.1 NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, MARCTEC WILL NOT BE LIABLE TO ARTHROCARE US, ARTHROCARE CAYMANS OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO THE RIGHTS GRANTED TO ARTHROCARE BY LICENSOR UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY (A) INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, (B) LOST PROFITS OR LOST BUSINESS; EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES, OR (C) PUNITIVE OR EXEMPLARY DAMAGES.

9.2 NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER ARTHROCARE US NOR ARTHROCARE CAYMANS WILL BE LIABLE TO MARCTEC OR DR. BONUTTI OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO THE RIGHTS GRANTED TO ARTHROCARE

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

BY LICENSOR UNDER THIS AGREEMENT OR WITH RESPECT TO ANY ARTHROCARE PRODUCT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY (A) INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, (B) LOST PROFITS OR LOST BUSINESS; EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES OR (C) PUNITIVE OR EXEMPLARY DAMAGES.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement shall commence as of the Effective Date and, unless terminated earlier as provided in this Article 10, shall continue until the date there are no Valid Claims of any patent, and no pending patent applications, within the Licensor Patent Portfolio.

10.2 Termination by ArthroCare for Convenience. ArthroCare may terminate this Agreement at any time commencing after the Settlement Payment is paid in full, with or without cause, upon thirty (30) days prior written notice to Licensor.

10.3 Termination by ArthroCare for Material Breach. ArthroCare may terminate this Agreement at any time if MarcTec has materially breached any material provision of this Agreement and fails to cure such breach within thirty (30) days after its receipt of written notice from ArthroCare describing such breach (which cure period may be extended for a period (not to exceed sixty (60) days) mutually agreed upon by both parties provided that MarcTec has been diligently and in good faith attempting to cure such alleged breach during the initial thirty (30) day cure period); provided that if MarcTec in good faith disputes such alleged material breach and so notifies ArthroCare in writing within such initial thirty (30) day cure period, or if ArthroCare does not in good faith believe MarcTec has adequately cured any such material breach and so notifies MarcTec in writing within ten (10) business days after the end of the relevant cure period, then ArthroCare’s right to terminate this Agreement shall be determined in accordance with Article 11 hereof.

10.4 Termination by MarcTec for Material Breach. MarcTec may terminate this Agreement at any time if ArthroCare has materially breached any material provision of this Agreement and fails to cure such breach within thirty (30) days after its receipt of written notice from MarcTec describing such breach (which cure period may be extended for a period (not to exceed sixty (60) days) mutually agreed upon by both parties provided that ArthroCare has been diligently and in good faith attempting to cure such alleged breach during the initial thirty (30) day cure period); provided that if ArthroCare in good faith disputes such alleged material breach and so notifies MarcTec in writing within such initial thirty (30) day cure period, or if MarcTec does not in good faith believe ArthroCare has adequately cured any such material breach and so notifies ArthroCare in writing within ten (10) business days after the end of the relevant cure period, then MarcTec’s right to terminate this Agreement shall be determined in accordance with Article 11 hereof. The parties agree that for purposes of this Section 10.4, except for any payment amounts that ArthroCare is disputing in good faith or that ArthroCare has inadvertently underpaid as determined in accordance with Section 4.3, any failure of ArthroCare to pay any amounts due under this Agreement within the period for payment specified in this Agreement shall be deemed to be a material breach, and, notwithstanding the initial thirty (30) day cure period described above in this Section 10.4, the initial cure period for such failure of ArthroCare to pay shall be ten (10) days.

10.5 No Liability for Termination. Neither party shall incur any liability whatsoever for any damages, loss or expenses of any kind suffered or incurred by the other party (or for any compensation to the other party) arising from or incident to termination of this Agreement pursuant to this Article 10, whether or not the terminating party is aware of any such damages, loss or expenses.

10.6	Effect of Expiration or Termination. Upon expiration or any termination of this Agreement:

(a) Each party will immediately return to each other party any and all Confidential Information (as defined in Section 12 below) (except that each party may retain one copy of this Agreement in its or its counsel’s files for purposes of any future issues regarding this Agreement) of such other party in its possession, custody or control in whatever form held (including all copies or embodiments thereof), or shall, at such other party’s written direction, destroy all such Confidential Information (including all copies or embodiments thereof) and certify its destruction in writing to such other party. Notwithstanding the foregoing, each party may retain a copy of the other party’s Confidential Information to the extent necessary for such party to continue to exercise the license and/or covenants not to assert that survive the termination of this Agreement as set forth below in this Section 10.6;

(b) ArthroCare shall pay all undisputed Royalties due payable under this Agreement;

(c) If ArthroCare terminates this Agreement pursuant to Section 10.3 above, then the provisions of Article 2 (excluding Section 2.4) and Article 3 (excluding Section 3.1) shall survive and remain in full force and effect in accordance with their respective terms and conditions; and

(d) if MarcTec terminates this Agreement pursuant to Section 10.4 above, then (i) the provisions of Section 2.4 shall survive and remain in full force and effect in accordance with its terms and conditions, (ii) ArthroCare and its distributors shall have a period of one hundred thirty-five (135) days within which to sell its respective inventory of any Royalty-Bearing Products existing as of the effective date of such termination of this Agreement (“Sell-Off Period”), and (iii) at the end of the Sell-Off Period, ArthroCare shall immediately cease (A) exercising its rights under the license granted to it under Article 2 and (B) the use or other exploitation of any Covenant Not to Assert Products.

10.7 Survival. In addition to payment obligations and the right to receive payments under this Agreement and the provisions of this Agreement that survive termination as specified in Section 10.6 above, the following provisions shall survive any expiration or termination of this Agreement: Article 4, Article 5, Article 8, Article 9, Article 11, Article 12 and Article 13; and Section 2.5 (but only to the extent set forth therein), Section 10.6 and this Section 10.7.

ARTICLE 11

DISPUTE RESOLUTION

11.1 ArthroCare (on behalf of itself and its Affiliates), MarcTec and Dr. Bonutti (only with respect to disputes regarding, based upon, arising from or relating to Dr. Bonutti’s rights, obligations and/or duties under Sections 5.2, 8.3, 11 and 12 of this Agreement (including, without limitation, any alleged breach by Dr. Bonutti of Sections 5.2, 8.3, 11 and 12 of this Agreement)) hereby stipulate and agree that, except as set forth in the immediately following sentence in this Section 11.1, the dispute resolution procedure set forth in this Article shall be the sole and exclusive means for resolving all disputes between them regarding, based upon, arising from or relating to: (a) this Agreement or any provision of this Agreement (including, without limitation, any alleged breach of any provision of this Agreement); and/or (b) whether or not the manufacture, use, importation, exportation, marketing, sale, offering for sale, distribution or other exploitation of any Suture Anchor Product (excluding any Excluded Product and notwithstanding Section 5.2(a)) directly or indirectly infringes any patent within the Licensor Patent Portfolio (that relates to any Suture Anchor Product); and/or (c) whether or not any patent included in the Non-Asserted Patents and having at least one (1) claim related to any Suture Anchor Product(s) is invalid or unenforceable and any other issue related to any of such patents included in the Non-Asserted Patents and/or (d) whether or not any patent included in the Asserted Patents is invalid or unenforceable and any other issue related to any patents included in the Asserted Patents, provided that any such claim of invalidity or unenforceability with respect to any patents included in the Asserted Patents is in defense of or in response to any infringement claim or other claim initiated by or for Licensor or by or for any third party having the right to enforce any of the Asserted Patents (the foregoing in subsections (a) through (d), collectively, “ADR Resolvable Disputes”). In the event Licensor or Dr. Bonutti initiates any action or proceeding against ArthroCare or any of its Affiliates with respect to any dispute based upon, arising from or relating to (a), (b) or (c) above in this Section 11.1 in a court or before any tribunal or governmental agency or authority in violation of this Article 11, ArthroCare and/or any of its Affiliates may assert any and all defenses (including, without limitation, patent invalidity and patent unenforceability) in such action or proceeding. The parties agree that any other disputes arising between the parties, must be resolved in a court of competent jurisdiction, unless the parties stipulate to resolve such dispute by the provisions of this Article or otherwise.

11.2 In the event there is a dispute between the parties with respect to an ADR Resolvable Dispute, any party may invoke the dispute resolution procedure set forth in this Article 11 (“Notifying Party”) by written notice to the other parties (“Dispute Resolution Notice”). The Dispute Resolution Notice shall specify whether the Notifying Party is requesting mediation in the first instance or, instead, is seeking to invoke its right to binding arbitration. Unless such Dispute Resolution Notice indicates the Notifying Party is invoking its right to binding arbitration, each of the other parties (“Responding Party”) shall notify the Notifying Party in writing within five (5) business days after receiving such Dispute Resolution Notice advising whether it agrees to mediation or, instead, will invoke its right to binding arbitration.

11.3 If the parties agree to participate in mediation in the first instance, they shall engage in non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the CPR Institute for Dispute Resolution, or successor thereof (“CPR”) then in effect, except where those rules conflict with the provisions of this Article, in which case the provisions of this Article shall control. The parties shall agree upon the place of the mediation once the mediator is selected. The mediation shall be attended by a senior executive of each party who has the authority to resolve the dispute.

11.4 The mediator shall be neutral, independent, disinterested and shall abide by the Canons of Ethics of the American Bar Association for neutral, independent arbitrators and, unless the parties otherwise agree, will be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR. In the event the ADR Resolvable Dispute being mediated is a dispute concerning any patents or the application of any aspect of patent law, the mediator shall be a registered patent attorney or an experienced patent litigator, each having at least ten (10) years of experience in resolving patent disputes, or has served as a federal judge. In the event the ADR Resolvable Dispute being mediated is not a dispute concerning any patents or the application of any aspect of patent law, the mediator shall be either a lawyer who has specialized in business litigation with at least fifteen (15) years experience with a law firm of over twenty-five (25) lawyers or has served as a judge. The parties shall promptly confer in an effort to select a mediator by mutual agreement. In the absence of such an agreement, and if the parties still intend to mediate, the mediator shall be selected from a list generated by CPR with each party having the right to exercise challenges for cause and two peremptory challenges within seventy-two (72) hours after receiving the CPR list. The mediator shall confer with the parties to design procedures to conclude the mediation within no more than thirty (30) days after selection of the mediator (“Mediation Period”). If the dispute is not resolved within such time, unless the time is extended by written agreement of the parties, the Mediation Period will cease, and the dispute will proceed to binding arbitration.

11.5 In the event there is an ADR Resolvable Dispute between the parties that is not resolved by way of mediation as set forth in Sections 11.2 through 11.4 above, the parties agree to resolve such ADR Resolvable Dispute through binding arbitration in accordance with the CPR (Center for Public Resources) Rules for Non-Administered Arbitration; however, if the CPR Rules differ from the provisions of this Article, the provisions of this Article shall control. The arbitration shall be conducted before a panel of three (3) arbitrators (“Tribunal”), of whom each party shall appoint one (1) arbitrator with the third arbitrator selected in accordance with Section 11.6 below; provided, however, that each arbitrator shall be a registered patent attorney or an experienced patent litigator, each with at least ten (10) years of experience in resolving patent disputes, or a retired Article III judge.

11.6 The two (2) appointed arbitrators shall promptly confer in an effort to select the third arbitrator by mutual agreement. In the event such appointed arbitrators are unable to agree upon a third arbitrator within two (2) weeks after a party has commenced arbitration proceedings in accordance with this Article 11, CPR will select the third arbitrator. In so doing, CPR will allow three (3) peremptory challenges for each side and appropriate strikes for reasons of conflict or other cause. The Tribunal shall then set a date for the hearing and commit to rendering a written decision (“Decision”) within the time periods specified in this Section 11.6 (“Arbitration Period”). The Tribunal shall (a) provide for discovery according to the time limits set forth in this Section 11.6, (b) determine the scope of and schedule for any discovery and (c) determine the nature and type of the submissions to the Tribunal. The Tribunal may hold one (1) or more meetings or hearings at the Tribunal’s discretion. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible. The parties further agree that (i) the procedures for discovery and the conduct of the arbitration hearing will result in the hearing being conducted within no more than four (4) months after selection of the Tribunal and (ii) the Tribunal shall render the Decision within two (2) weeks after the conclusion of the hearing, or of any post-hearing briefing (which must be completed by both sides within fourteen (14) days after the conclusion of the hearing). The arbitration proceedings and the results of the arbitration shall be confidential, unless disclosure is required by law or order of court or to enforce the arbitration award. The Tribunal shall issue appropriate protective orders to safeguard the parties’ respective Confidential Information. The Tribunal shall render its award following the laws of the State of New York, except that the interpretation and enforcement of these arbitration provisions shall be governed by the Federal Arbitration Act. The arbitration shall be held in New York, NY. A transcript of the evidence adduced at the hearing shall be made and shall be made available to either party on request at the requesting party’s expense.

11.7 If any ADR Resolvable Dispute before the Tribunal falls within the scope of Section 11.1(b) or (c) above, the parties agree to the following:

(a)	the Tribunal’s Decision shall be limited to reaching one (1) of the two (2) following conclusions:

(i) yes, the manufacture, use, importation, exportation, marketing, sale, offering for sale, distribution or other exploitation of the accused product or service of ArthroCare or its relevant Affiliates directly or indirectly infringes a patent(s) within the Licensor Patent Portfolio (“Finding of Infringement”); or

(ii)(A) no, the manufacture, use, importation, exportation, marketing, sale, offering for sale, distribution or other exploitation of the accused product or service of ArthroCare or its relevant Affiliates does not directly or indirectly infringe a patent(s) within the Licensor Patent Portfolio and/or (B) the subject patent(s) is invalid or otherwise unenforceable (“Finding of Non-Infringement”).

(b) In the event the Decision with respect to any such ADR Resolvable Dispute is a Finding of Non-Infringement, then:

(i) no Royalty or any other payment or compensation of any kind shall be due to Licensor with respect to the accused product or service of ArthroCare or its relevant Affiliates; and

(ii) Licensor forever shall be precluded from claiming that the manufacture, use, importation, exportation, marketing, sale, offering for sale, distribution or other exploitation of the accused product(s) or service(s) of ArthroCare or its relevant Affiliates directly or indirectly infringes any patent within the Licensor Patent Portfolio issued as of the date the Tribunal issues such Finding of Non-Infringement, or as to which Licensor or any of its Affiliates has the right to grant licenses, sublicenses or covenants not to sue or otherwise has the right to enforce as of the date the Tribunal issues such Finding of Non-Infringement.

(c) In the event the Decision with respect to any such ADR Resolvable Dispute is a Finding of Infringement with respect to any patent(s) included within Licensor Patent Portfolio, then:

(i) the accused product(s) and service(s) of ArthroCare and its relevant Affiliates with respect to which the Tribunal issued its Finding of Infringement (“Infringing Product”) shall be automatically added to the list of Accused Products in Exhibit A and shall be deemed Accused Products (and, therefore, Royalty-Bearing Products) for the purpose of this Agreement; and

(ii) the only royalties, payment or compensation of any kind that shall be owed to Licensor or any Affiliate of Licensor with respect to any Infringing Product shall be Royalties in the amount set forth in, and in accordance with, Sections 3.2 through and including 3.6 commencing as of, and computed from, the date of ArthroCare’s receipt of Licensor’s first written notice to ArthroCare that such Infringing Product possibly infringes the patent(s) within the Licensor Patent Portfolio that are asserted by Licensor in such ADR Resolvable Dispute. The parties agree that any such Royalties shall be payable simultaneously with ArthroCare’s next calendar quarterly payment of Royalties due under this Agreement. For the avoidance of doubt, ArthroCare is not liable or responsible for paying any prepaid or up-front license fee or any other amounts (other than the Royalties as described in this Section 11.7(c)(ii)) in connection with any Infringing Product.

(d) Each party to this Agreement hereby knowingly and voluntarily waives any claim to any award of any damages, injunctive relief (whether temporary, preliminary or permanent), punitive or exemplary damages or attorneys’ fees from any other party hereto, and the parties agree the Tribunal shall not award any damages, injunctive relief, punitive or exemplary damages or attorneys’ fees, except that the Tribunal may award an injunction or specific performance solely to enforce the results of the Decision as expressly stated in this Section 11.7. The Tribunal shall be bound by the express terms of this Agreement and may not amend or modify such terms in any manner. Any Decision rendered by the Tribunal shall be consistent with the terms and conditions of this Agreement, and the parties agree that the terms and conditions of this Agreement shall control the rights and obligations of the parties with respect to all subject matter related to this Agreement.

11.8 The parties agree there is no right of appeal from any Decision of the Tribunal, except in the case of a bona fide allegation of gross misconduct by the Tribunal or any arbitrator(s) serving on the Tribunal. Each party to this Agreement acknowledges and agrees that the Decision of the Tribunal shall be binding upon the parties (and their successors and assigns) and hereby knowingly and voluntarily waives any right to appeal the decision of the Tribunal to the federal or state courts, except in the case of a bona fide allegation of gross misconduct by the Tribunal or any arbitrator(s) serving on the Tribunal. The decision of the Tribunal may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act or, if applicable, by a court of competent jurisdiction ruling on a bona fide allegation of gross misconduct by the Tribunal or any arbitrator(s) serving on the Tribunal, from which ruling no appeal can be taken or is timely taken.

11.9 The United States District Court for the jurisdiction in which the arbitration is held may, if and only if a party fails to abide by the Tribunal Decision, enter judgment upon any award rendered under this Article 11 to ensure such award is enforceable against the parties. The parties consent to the jurisdiction of such United States District Court for the enforcement of such arbitration awards and for the entry of judgment on such awards. In the event such United States District Court lacks jurisdiction, then any court having jurisdiction of this matter may enforce this Article 11 and enter judgment upon any award rendered under this Article 11.

11.10 Each party will bear its own costs and attorneys’ fees under this Article 11, and the costs of the arbitrators and/or mediator shall be shared equally unless the Tribunal decides to require one party to pay for the other party’s reasonable costs incurred under this Article 11 due to the paying party’s bad faith or vexatious conduct.

11.11 The parties agree to enter into appropriate agreements to toll applicable statutes of limitations during the Mediation Period and Arbitration Period and not to use the period or pendency of the mediation or arbitration to the disadvantage of the other parties procedurally or otherwise.

11.12 The parties agree that notwithstanding anything else in this Agreement or other rules of CPR or otherwise, the outcome of any mediation or arbitration between the parties in connection with this Agreement is binding only between the parties to such mediation or arbitration for the purposes of resolving the particular ADR Resolvable Dispute and shall not be used by any party to such mediation or arbitration (a) for any reason or purpose unrelated to this Agreement or (b) as any kind of precedent with respect to, or be applicable to, any matters involving any third parties (except to the extent an ADR Resolvable Dispute involves any patents or other intellectual property rights that are owned by a third party and to which Licensor or any of its Affiliates has the right to grant licenses, sublicenses or covenants not to sue or otherwise has the right to enforce). The parties further agree that (i) such outcome shall not be admissible as evidence in any matters involving any third parties (except to the extent an ADR Resolvable Dispute involves any patents or other intellectual property rights that are owned by a third party and to which Licensor or any of its Affiliates has the right to grant licenses, sublicenses or covenants not to sue or otherwise has the right to enforce) and (ii) no statements made by either party during the mediation or arbitration may be used by the other party or any third party during any subsequent mediation, arbitration or any other proceeding. A Tribunal in a subsequent ADR Resolvable Dispute may, in its sole discretion, review and rely on the relevant record and findings of any previous Tribunal.

11.13 In the event MarcTec intends to (a) assign, sell, transfer or convey (expressly or by operation of law or otherwise) to a third party any of its rights, title or interest in and to any Licensed Patent or in and to any Non-Asserted Patent related to any Covenant Not to Assert Product or (b) grant or convey to any third party any right to enforce or assert, or otherwise authorize or permit any third party to enforce or assert, any Licensed Patent or any Non-Asserted Patent related to any Covenant Not to Assert Product (including, without limitation, by assignment or license of any Licensed Patent or any Non-Asserted Patent related to any Covenant Not to Assert Product), then MarcTec agrees to cause any such third party to agree in writing to be bound by the provisions of this Article 11 with respect to the Licensed Patents and the Non-Asserted Patents related to any Covenant Not to Assert Product that are the subject of such assignment, sale, transfer, conveyance, grant, authorization or permission.

11.14 In the event ArthroCare intends to assign, sell, transfer or convey (expressly or by operation of law or otherwise) to a third party its rights, title or interest in and to any Royalty-Bearing Products or Covenant Not to Assert Products in connection with a sale of ArthroCare’s assets that includes the product line of such Royalty-Bearing Products or Covenant Not to Assert Products as the assets to be purchased, then ArthroCare agrees to cause any such third party to agree in writing to be bound by the provisions of this Article 11 with respect to such Royalty-Bearing Products or Covenant Not to Assert Products that are the subject of such assignment, sale, transfer or conveyance. For the avoidance of doubt, the foregoing in this Section 11.14 does not apply to the sale, transfer or conveyance of any units of Royalty-Bearing Products or Covenant Not to Assert Products to any customers or distributors of ArthroCare or any of its Affiliates in the normal course of business.

ARTICLE 12

CONFIDENTIALITY

12.1 Each party (“Receiving Party”) agrees that all confidential information (whether oral, written or digital) it obtains from any other party (“Disclosing Party”) in connection with this Agreement (whether before or after the Effective Date), including, without limitation, any information relating to any of the Royalty-Bearing Products, the Covenant Not to Assert Products, processes, ideas, concepts, inventions (whether patentable or not), know-how, techniques and all other business, product, research, development, technical and financial information (and any and all other data and information) (“Confidential Information”) is the Confidential Information of the Disclosing Party. Except as expressly provided in this Agreement, nothing in this Article 12 or otherwise obligates any party to disclose or provide any of such party’s Confidential Information to any of the other parties. The Receiving Party agrees to (a) keep the Disclosing Party’s Confidential Information confidential and not disclose the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party, (b) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations and exercise its rights under this Agreement, (c) use at least the same degree of care in keeping the Disclosing Party’s Confidential Information confidential as it uses for its own confidential information of a similar nature (but in no event less than a reasonable degree of care), and (d) limit access to the Disclosing Party’s Confidential Information to its employees and contractors who have a need to know for the purposes of this Agreement, subject to such employees and contractors being bound to appropriate written confidentiality obligations. Except as otherwise expressly provided hereunder, nothing in this Agreement is intended to grant a party any rights under any intellectual property rights of any other party or any rights in or to any other party’s Confidential Information.

12.2 The Receiving Party shall not be obligated under Section 12.1(a) above with respect to any information the Receiving Party can document (a) was rightfully in the Receiving Party’s possession without an obligation of confidentiality prior to receipt thereof from the Disclosing Party as shown by the Receiving Party’s files and records immediately prior to disclosure, (b) is, through no act or failure to act on the Receiving Party’s part, publicly known as of the date of disclosure, (c) becomes, through no act or failure to act on the Receiving Party’s part, publicly known after the date of disclosure, (d) is rightfully provided to the Receiving Party without restriction on disclosure by a third party that has no obligation of confidentiality with respect to such information, (e) is independently developed by the Receiving Party without the use of or reference to any of the Disclosing Party’s Confidential Information as shown by the Receiving Party’s files and records, or (f) is expressly approved by the Disclosing Party, in writing, for release. Notwithstanding the restrictions set forth in Section 12.1(a), the Receiving Party may use or disclose the Disclosing Party’s Confidential Information to the extent such use or disclosure is reasonably necessary to comply with (i) applicable governmental laws, rules or regulations (including, without limitation, the rules and regulations of the U.S. Securities and Exchange Commission or other government bodies) or (ii) court or administrative subpoena or order; provided that, with respect to both (i) and (ii), the Receiving Party provides reasonable advance written notice to the Disclosing Party of any such contemplated disclosure in order to provide the Disclosing Party the opportunity to intervene to preserve the confidentiality of any Confidential Information, and the Receiving Party uses its reasonable efforts to secure confidential treatment of the Disclosing Party’s Confidential Information prior to its disclosure (whether through protective orders or otherwise) and discloses only the minimum amount of information necessary to comply with such requirements.

12.3 Except as required by law, regulation, order or subpoena issued by a court or governmental agency, or in connection with a party’s financing or public offering or as provided in 12.4 below, no party shall disclose the terms of this Agreement to any third party (other than an Affiliate of a party hereto having a legitimate need to know in connection with the exercise of any rights or performance of any obligations under this Agreement), except for legal, financial, accounting or other similar professional advisors who agree (or otherwise have a professional duty and obligation) to keep the terms of this Agreement confidential, without the prior written approval of the other parties.

12.4 Except as required by law or regulation or as part of an ArthroCare earnings release or approved by all parties hereto in writing, which approval shall not be unreasonably withheld or delayed, neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, any amendment hereto, the performance hereunder or the existence of an arrangement between the parties. The parties agree that the immediately foregoing sentence does not apply to any marketing or other promotional materials relating to any Royalty-Bearing Products or any Covenant Not to Assert Products.

ARTICLE 13

MISCELLANEOUS

13.1 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given on the day of delivery if delivered personally or by a nationally recognized overnight delivery service with tracking capabilities, charges prepaid, or three (3) days after sent by registered or certified mail, postage prepaid, or when receipt is confirmed if sent by facsimile:

In the case of ArthroCare:

ArthroCare Corporation

680 Vaqueros Avenue

Sunnyvale, California 94085-3523

Attn: Michael A. Baker

Fax: (408) 732-2752

ArthroCare Corporation Cayman Islands

7500 Rialto Blvd. Bldg II, Suite 100

Austin, TX 78735

Attn: John Raffle, Esq.

Fax: (512) 391-3901

With a copy to:

Richard Rew, Esq.

ArthroCare Corporation

7500 Rialto Blvd., Bldg. II. Suite 100

Austin, Texas 78735

Fax: (512) 391-3901

In the case of Licensor:

MarcTec LLC

1303 West Evergreen Avenue

Effingham, IL 62401

Attn.: Dr. Peter M. Bonutti

Fax: (217) 342-3460

With a copy to:

William F. Shea

48 Ledyard Road

West Hartford, CT 06117

Fax: (860) 523-9181

Such addresses may be changed by written notice given in accordance with this Section 13.1.

13.2 Assignment. Each of ArthroCare and Licensor may assign this Agreement to its respective Affiliate without the consent of the other party, provided that the assignor gives prompt written notice of such assignment to the other party. In addition, either party may assign this Agreement or any rights or obligations under this Agreement to an acquirer of all or substantially all of the assets, voting stock, or business of the party (or the Affiliate to which this Agreement has been assigned) to which this Agreement relates (whether by sale, acquisition, merger, operation of law or otherwise), without the consent of the other parties, provided that the assigning party gives prompt written notice of such assignment to the other parties. In all other instances, no party shall assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other parties. Upon the effective date of any assignment in accordance with this Section 13.2, the assignee shall be bound by all of the terms and conditions of this Agreement and the assigning party shall remain responsible for all terms and conditions of this Agreement. Any attempted assignment in violation of this Section 13.2 shall be void and without any effect.

13.3 Successors and Assigns. This Agreement (together with any Tribunal Decision rendered pursuant to Article 11 hereof) shall be binding on, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and valid permitted assigns.

13.4 Relationship of Parties. The parties hereto are entering into this Agreement as independent contractors, and nothing herein is intended or shall be construed to create between the parties a relationship of principal and agent, partners, parties engaging in a joint venture or employer and employee. No party (a) shall hold itself out to others in any manner inconsistent with the foregoing in this Section 13.4 or (b) has any right or authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on any other party, without the prior written consent of such other party.

13.5 Entire Agreement. This Agreement (including all Exhibits attached hereto) constitutes the entire understanding and agreement with respect to the subject matter hereof and supersedes all oral or written proposals, correspondence, notes, negotiations, conversations and discussions between the parties relating to the subject matter of this Agreement. Each party acknowledges that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby, none of them has relied upon any statements or representations, written or oral, other than those expressly set forth herein or therein.

13.6 Amendment and Waiver. This Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only in a writing signed by a duly authorized representative of each party. A waiver by any party of any provision of this Agreement in any one instance shall not be deemed or construed to be a waiver of such provision for any similar instance in the future, or of any subsequent breach of such provision or of the provision itself. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

13.7 Headings. The inclusion of headings and captions in this Agreement is for convenience only and shall not affect the construction, or be used in the interpretation, of this Agreement.

13.8 Construction. The parties acknowledge and agree that this Agreement is the product of all parties hereto and shall not be construed against any party.

13.9 Remedies. Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other party to comply with the terms of this Agreement (including, without limitation, rights of termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity, subject to and without limiting Article 10.

13.10 Governing Law. The validity and interpretation of this Agreement and the legal relationship between the parties shall be governed by and construed under the laws of the State of New York without regard to the conflicts of law provisions thereof.

13.11 Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

13.12 Execution of Agreement in Counterparts. This Agreement may be executed in any number of counterparts, and execution by each party of any one of such counterparts will constitute due execution of this Agreement by such party. Each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement is signed as indicated below by duly authorized representatives of each of ArthroCare US, ArthroCare Caymans and MarcTec, respectively, and by Dr. Bonutti on his own behalf.

ARTHROCARE CORPORATION

By:	/s/ Michael A. Baker
Michael A. Baker
President and CEO

ARTHROCARE CORPORATION CAYMAN ISLANDS

By:	/s/ Michael A. Baker
Name:	Michael A. Baker
Title:	President

MARCTEC LLC

By:	/s/ Dr. Peter M. Bonutti
Name:	Dr. Peter M. Bonutti
Title:	President

DR. BONUTTI

/s/ Dr. Peter M. Bonutti
Dr. Peter M. Bonutti

EXHIBIT A

ACCUSED PRODUCTS

[*]

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

ASSERTED PATENTS

U.S. Pat. No. 5,527,343

U.S. Pat. No. 5,534,012

U.S. Pat. No. 5,948,002

U.S. Pat. No. 6,010,525

U.S. Pat. No. 6,117,160

U.S. Pat. No. 6,464,713

U.S. Pat. No. 6,569,187

U.S. Pat. No. 6,638,279

U.S. Pat. No. 5,814,072

U.S. Pat. No. 5,948,001

EXHIBIT C

NON-ACCUSED PRODUCTS

EXHIBIT D

STIPULATION OF DISMISSAL WITH PREJUDICE

(FOR SUBJECT LITIGATION)

(See attached)

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF ILLINOIS

MARCTEC, LLC.,	)

)

Plaintiff,	)

)

-vs-)		No. 05-4216-GPM

)

ARTHROCARE CORPORATION,	)

)

Defendant.	)

STIPULATED DISMISSAL WITH PREJUDICE

Plaintiff and counterclaim defendant Marctec, LLC and Defendant and counterclaim plaintiff Arthrocare Corporation have reached a confidential settlement of this case (including all claims and cross claims). The parties have agreed to the entry of this Stipulated Dismissal with Prejudice including the terms and conditions set forth below.

IT IS HEREBY STIPULATED AND AGREED by and between the parties hereto, through their respective counsel of record, as follows:

1. Subject to the terms and conditions in the confidential Settlement and License Agreement, the claims and counterclaims between Marctec, LLC and Arthrocare Corporation in the above captioned Marctec, LLC v. Arthrocare Corporation, No. 05-4216-GPM, are herby dismissed with prejudice. This stipulation is not an acknowledgement of liability of any party for any claim or allegation asserted in this litigation.

2.	Each party shall bear its own cost and attorney’s fees.

Dated: January __, 2007 Dated: January __, 2007

By:___________________________	By:___________________________
Wayne D. Skigen, 06275930	Kevin S. Kudlac, 02533642
W. Jason Rankin, #06237927	Weil, Gotshal & Manges LLP
Hepler, Broom, MacDonald	8911 Capital of Texas Highway
Hebrank, True & Noce, LLP	Building One, Suite 1350
P.O. Box 510	Austin, Texas 78759
103 W. Vandalia Street, Suite 300	Telephone: 512/349-1930
Edwardsville, IL 62025	Facsimile: 512/527-0798
Telephone: 618/656-0181
Facsimile: 618/656-1364

Ralph J. Gabric, #06198485	Donald K. Schoemaker, #06199062
Richard D. Watkins	Greensfelder, Hemker & Gale, P.C.
Brinks Hofer Gilson & Lione	12 Wolf Creek Drive
NBC Tower, Suite 3600	Belleville, IL 62226
455 North Cityfront Plaza Drive	Telephone: 618/257-7308
Chicago, IL 60611	Facsimile: 618/257-7353
Telephone: 312/321-4200
Facsimile: 312/321-4299

Attorneys for Plaintiff,	Attorneys for Defendant,
MarcTec, LLC	ArthroCare Corporation

Duly